Exhibit 10.2
Colonial Properties Trust
Summary of 2007 Incentive Plan
     On January 26, 2007, the Executive Compensation Committee of the Board of Trustees (the “Committee”) adopted its annual incentive plan for 2007 and set specific performance goals and business criteria for the award of 2007 bonus payments to the Company’s named executive officers under the plan. Such bonuses are expected be paid in the first quarter of 2008. The performance goals and business criteria for 2007 are based on the following:
     Criteria for Chief Executive Officer and President/Chief Financial Officer:
•	Achievement of total shareholder return (with separate one year and three year measurement periods) as compared to an index of comparable REITs;

•	Achievement of multifamily division same store net operating income as compared to an index of comparable REITs; and

•	Achievement of the Company’s combined divisional operating plan for 2007.
     Criteria for Executive Vice President — Multifamily Division:
•	Achievement of total shareholder return (with separate one year and three year measurement periods) as compared to an index of comparable REITs;

•	Achievement of multifamily division same store net operating income as compared to an index of comparable REITs; and

•	Achievement of the Company’s multifamily division operating plan for 2007.
     Criteria for Executive Vice President — Mixed Use Division:
•	Achievement of total shareholder return (with separate one year and three year measurement periods) as compared to an index of comparable REITs; and

•	Achievement of a land sales plan for 2007.
     The Committee’s determinations regarding 2007 annual incentive plan criteria take into account anticipated impacts on the business from the previously announced proposed strategic plan to reposition the Company’s operating portfolio to focus on multifamily in 2007.
     The amounts actually payable to the named executive officers are determined based on whether the executive’s performance meets the “threshold,” “median,” “target” or “maximum” level for each performance indicator. For each performance indicator except the achievement of division operating plans and the achievement of the land sales plan, the “threshold” level is the 25th percentile, the “median” level is the 50th percentile, the “target” level is the 75th percentile and the “maximum” level is the 90th percentile. For the achievement of division operating plans and land sales, the projected “threshold” level is -1%, the projected “median” level is the planned net operating income/land sales, the projected “target” level is +2% and the projected “maximum” level is +10%.
     The “threshold” level is the minimum level of performance that will give rise to an annual incentive, which pays at a maximum of 1% of the base salary. The “median” level pays at the maximum of 125% of the base salary, “target” performance, which is the upper quartile expected level, pays at a maximum of 200% of the base salary, and “maximum” level, which refers to superior performance, pays at a maximum of 250% of the base salary. The performance payout thresholds were set as follows (as a percentage of 2007 base salary): for the Chief Executive Officer, and the President and Chief Financial Officer, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 125% of base salary, the “target” level pays at a maximum of 200% of base salary, and the “maximum” level pays at a maximum of 250% of base salary; and for the Executive Vice President — Multifamily Division, and the Executive Vice President — Mixed Use Division, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 10% of base salary, the “target” level pays at a maximum of 100% of base salary, and the “maximum” level pays at a maximum of 125% of base salary.

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